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                                                                       EXHIBIT 5


                                                               December 20, 1999




Oxford Health Plans, Inc.,
48 Monroe Turnpike,
Trumbull, Connecticut 06611.



Dear Sirs:


     In connection with the registration under the Securities Act of 1933 (the "Act") of 277,629.157 shares of Series D Cumulative Preferred Stock, par value $.01 per share (the "Series D Preferred"), of Oxford Health Plans, Inc., a Delaware corporation (the "Company"); 132,808.069 shares of Series E Cumulative Preferred Stock, par value $.01 per share (the "Series E Preferred"), of the Company; $277,629,157 principal amount of Series D Junior Subordinated Debentures due May 13, 2008 (the "Series D Debentures") of the Company; $132,808,069 principal amount of Series E Junior Subordinated Debentures due
May 13, 2008 (the "Series E Debentures") of the Company; 15,800,000 Series A Warrants and 6,730,000 Series B Warrants (together the "Warrants") of the Company, and the 22,530,000 shares of Common Stock, par value $.01 per share, of the Company initially issuable upon exercise of the Warrants (the "Shares") (the Series D Preferred, the Series E Preferred, the Series D Debentures, the Series E Debentures, the Warrants and the Shares collectively, the "Securities"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.



     Upon the basis of such examination, we advise you that, in our opinion, when the registration statement on Form S-3 (File No. 333-77529), as amended (the "Registration Statement"), relating to the Securities has become effective under the Act and the Securities have been duly issued and sold as contemplated by the Registration Statement:



     (1) the Series D Preferred, the Series E Preferred and the Warrants will be validly issued, fully paid and nonassessable, and the Shares, when duly issued upon exercise of the Warrants, will be validly issued, fully paid and nonassessable; and



     (2) when the Indenture relating to the Series D Debentures and the Indenture relating to the Series E Debentures have been duly authorized, executed and delivered, the terms of each of the Series D Debentures and the Series E Debentures and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Certificate of Incorporation of the Company has been amended in accordance with the laws of the State of Delaware to confer the power to vote on holders of the Series D Debentures and the Series E Debentures as contemplated by the applicable Indenture, and the Series D Debentures and the Series E Debentures have been duly executed, authenticated, issued and delivered in accordance with the applicable Indenture, the Series D Debentures and the Series E Debentures will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.



     The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.


                                             Very truly yours,


                                             /s/ Sullivan & Cromwell